Jason M. Tyra
CPA PLLC

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report dated October 14, 2020 relating to the balance sheet of Oracle Health, Inc. as of December 31, 2019, and the related statements of income, changes in shareholders' equity, and cash flows for the year then ended, and the related notes to the financial statements.

Jason M. Tyra, CPA, PLLC
Dallas, TX
October 28, 2020

1700 Pacific Avenue, Suite 4710
Dallas, TX 75201
(P) 972-201-9008
info@tyracpa.com
www.tyracpa.com